UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2011 (February 15, 2011)

GSP-1, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54070	27-3120288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

 650 Sweet Bay Avenue
Plantation, Florida 33324
(Address of principal executive offices) (Zip Code)

Telephone number:

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.02.    Unregistered Sales of Equity Securities

On February 1, 2011, GSP-1, Inc. (the “Company’) held the initial closing of a private placement (“Offering”) of an aggregate of 250,000 shares of Series A Convertible Preferred Stock, par value 0.001 per share, (“Series A Preferred Stock”) in the aggregate amount of $125,000 with certain accredited investors pursuant to certain subscription agreements.  On February 15, 2011, the Company held the final closing of an aggregate of 150,000 shares of Series A Preferred Stock in an aggregate amount of $75,000 as part of the Offering.

The Series A Preferred Stock provides that upon the earlier of (i) one year from the date of initial issuance of any shares of the Series A Preferred Stock or (ii) the effectiveness of a registration statement filed with the Securities and Exchange Commission covering the resale of Common Stock issued by the Company in its next PIPE transaction (the “PIPE”), all the outstanding Series A Preferred Stock at that time shall automatically be converted into shares of Common Stock.  In the event of mandatory conversion pursuant to (i), the Series A Preferred Stock shall be converted at a conversion rate equal to $0.50 per share of Common Stock of the Company, par value $0.001 per share.  In the event of a mandatory conversion pursuant to (ii), the conversion rate shall be equal to 50% of the price per share of Common Stock (or Common Stock equivalents) sold in the PIPE.  In addition, upon the initial closing of the PIPE, the holders of the Series A Preferred Stock may elect to convert the Preferred Stock into securities of like kind sold in the PIPE at a conversion rate of 50% of the price per share of Common Stock (or Common Stock equivalents) sold in the PIPE.

The foregoing securities were issued in reliance upon an exemption from registration under Section 4(2) and Regulation D of the Securities Act of 1933, as amended. All of the investors were accredited investors, there was no general solicitation or advertising in connection with the offer or sale of securities, and the securities were issued with a restrictive legend.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 15, 2010, the Company filed an Amendment to its Articles of Incorporation (“Amendment”) with the Secretary State of State of Nevada where Article 1 of the previous Articles of Incorporation was amended.  The Amendment authorized the Company to issue 1,000,000 shares of Series A Preferred Stock and 9,000,000 shares of blank check preferred stock, $0.001 par value per share.  The Amendment also established the rights, preferences, privileges and obligations of the Series A Preferred Stock.

As set forth in the Amendment, all the outstanding Series A Preferred Stock at that time shall automatically be converted into shares of Common Stock upon the earlier of (i) one year from the date of initial issuance of any shares of the Series A Preferred Stock or (ii) the effectiveness of a registration statement filed with the Securities and Exchange Commission covering the resale of Common Stock issued by the Company in its next PIPE transaction (the “PIPE”).  In the event of mandatory conversion pursuant to (i), the Series A Preferred Stock shall be converted at a conversion rate equal to $0.50 per share of Common Stock of the Company, par value $0.001 per share.  In the event of a mandatory conversion pursuant to (ii), the conversion rate shall be equal to 50% of the price per share of Common Stock (or Common Stock equivalents) sold in the PIPE.  In addition, upon the initial closing of the PIPE, the holders of the Series A Preferred Stock may elect to convert the Preferred Stock into securities of like kind sold in the PIPE at a conversion rate of 50% of the price per share of Common Stock (or Common Stock equivalents) sold in the PIPE.

Holders of the Series A Preferred shall be entitled to receive cumulative dividends, at the rate of ten percent (10%) per annum of the original issue price per year, which shall be payable, in cash or in stock, at the Company’s option, upon conversion of the Series A Preferred Stock.

The description above is a summary of the terms of the Amendment. This description does not purport to be complete and it is qualified in its entirety by reference to the Company’s Amendment to Articles of Incorporation, a copy of which is attached to this report as Exhibit 3.2 and is incorporated herein in its entirety by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.2	Amendment to the Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSP-1, INC.

By:	/s/ Peter Goldstein
Peter Goldstein
Title:	President

Date:	March 8, 2011